EXPENSE LIMITATION AGREEMENT
GUINNESS ATKINSON FUNDS

AGREEMENT, dated as of April 25, 2004, by and between GUINNESS ATKINSON FUNDS (the "Trust"), on behalf of its series as listed on Schedule A to this Agreement (each a the "Fund"), and GUINNESS ATKINSON ASSET MANAGEMENT, LLC (the "Adviser").

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

WHEREAS, the Adviser provides investment advisory services to the Funds pursuant to investment advisory agreements;

NOW, THEREFORE, the parties agree as follows:

The Adviser agrees to waive its fees or reimburse annual fund operating expenses so as to limit each Fund’s expenses, as shown on Schedule A.

This Agreement shall be effective for the periods shown on Schedule A. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement between the Adviser and the Trust.

To the extent that the Adviser has waived all or part of its fees and/or reimbursed any of a Fund’s expenses so as not to exceed the Fund’s expense limitation, the Adviser may seek from the Fund repayment of such amounts for three years after the year in which the Adviser waived any such fees and/or reimbursed any such expenses. A Fund will make no such repayment, however, if, during the year in which the Adviser seeks such repayment, total annual Fund operating expenses exceed the expense limits in effect at the time the Adviser seeks such repayment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

GUINNESS ATKINSON FUNDS

By:______________________________
Title

GUINNESS ATKINSON ASSET MANAGEMENT, LLC

By:_______________________________
Title

Schedule A to the
Expense Limitation Agreement between
Guinness Atkinson Funds and Guinness Atkinson Asset Management, LLC

The Adviser has agreed to limit the total annual fund expenses of the following Funds, expressed as a percentage of each Fund’s average daily net assets, for the periods indicated.

Fund	Annual Expense Limitation	Expiration Date

Asia Focus Fund	1.98%	April 25, 2005

China & Hong Kong Fund	1.98%	April 25, 2005

Global Innovators Fund	1.88%	April 25, 2005

New Energy Fund	1.98%	June 30, 2005

Effective April 25, 2004
Ratified by the Board of Trustees of Guinness Atkinson Funds on May 7, 2004